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									     EXHIBIT 12(a)


							     COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
							   SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

					       Twelve         Nine
					       Months         Months
					       Ended          Ended
					       Sept. 28,      Sept. 28,                         Year Ended
					       1996           1996
(millions, except ratios)                      (unaudited)    (unaudited)       1995      1994      1993      1992       1991
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness               $1,361         $1,013         $1,373    $1,279    $1,318    $1,389     $1,568

  Add interest element implicit in rentals          128             99            119       114       105       165        155
						  1,489          1,112          1,492     1,393     1,423     1,554      1,723
  Interest capitalized                                4              4              4         1         3        23         22
Total fixed charges                              $1,493         $1,116         $1,496    $1,394    $1,426    $1,577     $1,745

Income (loss)
  Income (loss) from continuing operations       $1,159           $704         $1,025      $857      $625   ($1,812)      $160
  Deduct undistributed net income (loss)
  of unconsolidated companies                        20             12              9        (7)        6        (4)       (11)
						  1,139            692          1,016       864       619   ( 1,808)       171
Add
  Fixed charges (excluding interest capitalized)  1,489          1,112          1,492     1,393     1,423     1,554      1,723
  Income taxes (benefit)                            793            468            703       614       329   ( 1,039)       126
     Income (loss) before fixed charges and
      income taxes                               $3,421         $2,272         $3,211    $2,871    $2,371   ($1,293)    $2,020

Ratio of income to fixed charges                   2.29           2.04           2.15      2.06      1.66      (A)        1.16

(A) As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.

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